Description
The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)
The Board of Directors of the Fund has authorized quarterly distributions of $0.25 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$235.06	Daily Average Number of Shares Traded[2]	44,904
NAV per share[1]	$15.67	Outstanding Shares[3]	15,005,224
Closing price[2]	$13.75	Expense Ratio (4/30/2019)	1.72%
Discount	12.25%	Portfolio Turnover (4/30/2019)	10.82%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	3.70%	7.39%	-3.55%	-1.36%	-7.16%	6.37%
MXF NAV	3.36%	5.33%	-5.82%	-2.04%	-5.68%	5.81%
MSCI Mexico Index	3.42%	6.39%	-6.24%	-2.33%	-6.18%	3.67%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During June 2019, the Fund repurchased no shares.

Top Ten Holdings (63.66% of Net Assets)
1 América Móvil	12.37%	6 Alfa	4.38%
2 Grupo Financiero Banorte	9.00%	7 Cemex	4.30%
3 Fomento Económico Mexicano	8.64%	8 Ternium	4.29%
4 Wal-Mart de México	6.96%	9 Mexichem	3.86%
5 Grupo México	6.32%	10 Grupo Aeroportuario del Pacífico	3.54%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
During June 2019, global equity markets registered positive returns. The MSCI World Index and MSCI Emerging Markets Index increased 6.5% and 5.7%, respectively, during the month. The U.S. Federal Reserve (the “Fed”) maintained unchanged its overnight interest rate at the current rate of between 2.25% and 2.50%, while signaling a less restrictive monetary policy. As a result, market participants are now expecting a decrease in the reference interest rate at the Fed’s July meeting. The DJIA and the S&P 500 increased 7.2% and 6.9%, respectively, during June 2019; the U.S. dollar depreciated 1.7% (measured by the DXY Index4) and the yield on the U.S. 10-year Treasury note declined further to 2.01%, a decrease of 11 basis points during the month. The MSCI Mexico Index increased 3.4% during June and the Mexican peso appreciated 2.0% to Ps. $19.22.
Tariffs on Mexican exports to the United States announced by President Donald Trump on May 30, 2019, which were supposed to take place on June 10, 2019, were suspended indefinitely, as both countries reached an agreement on June 7, 2019. The Mexican government agreed to take further action to increase enforcement to curb irregular migration, including the deployment of its National Guard throughout Mexico, giving priority to its southern border.
In local news, Mexico´s Senate ratified the USMCA agreement, while its final agreement is pending ratification by the Congresses of the U.S. and Canada. Fitch downgraded Mexico´s credit rating to ‘BBB’ from ‘BBB+’ and revised its outlook to stable from negative, citing an increased risk in public finances from Pemex´s deteriorating credit profile and weakness in the macroeconomic perspective. In addition, Moody´s lowered its credit outlook on Mexico´s debt from stable to negative due to growth and fiscal stance concerns, while maintaining its ‘A3’ rating. Lastly, Mexico´s Central Bank maintained unchanged its overnight interest rate at 8.25%.
The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.